Exhibit 10.52
SUPPLY AGREEMENT
ANHYDROUS CRYSTALLINE MALTOSE

THIS AGREEMENT is made and effective this 26th day of October, 2006, by and between AMARILLO BIOSCIENCES, INC., a Texas corporation with its principal place of business at 4134 Business Park Drive, Amarillo, Texas 79110 (hereinafter “ABI”) and HAYASHIBARA BIOCHEMICAL LABORATORIES, INC. and HAYASHIBARA SHOJI, INC., each of them with its principal place of business at 2-3, Shimoishii 1-chome, Okayama 700-0907, Japan (hereinafter collectively “Hayashibara”). ABI and Hayashibara collectively referred to hereinafter as the “Parties”.

WHEREAS, Hayashibara desires to grant to ABI, and ABI desires to have, the exclusive right to purchase and distribute Hayashibara’s pharmaceutical grade anhydrous crystalline maltose, subject to the specifications as attached herewith (hereinafter “ACM”), for sale as an active ingredient in a nutraceutical product to treat dry mouth, which are developed, produced and commercialized by ABI's proprietary technology worldwide, except Japan.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Hayashibara and ABI agree as follows:

Section 1. Right to Purchase and Distribute Exclusively for Dry Mouth.

Hayashibara hereby grants to ABI the exclusive right to purchase, distribute and sell, worldwide, except Japan, a nutraceutical product for human consumption containing ACM as an active ingredient to relieve dry mouth (hereinafter the “Products”).

Section 2. Consideration.

Hayashibara shall receive a transfer fee from ABI in the amount of **** per kilogram. f.o.b. Kobe, Japan. At any time after the second contract year, either Party may notify the other that it desires to renegotiate the transfer fee. In such case, the parties shall attempt, in good faith, to agree to a mutually acceptable transfer fee. In the event the Parties agree to a modified transfer fee, said modified fee shall remain in force for a minimum of Two (2) years, and if the term of this Agreement is then within Two (2) years of expiration, the term of this Agreement shall be extended so that this Agreement shall terminate Two (2) years from the date the modified transfer fee became effective. In the event the Parties fail to agree to a modified transfer fee, either Party may terminate this Agreement by giving Six (6) months advanced written notice to the other party.

Section 3. Term.

Unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of Five (5) years from the date of this Agreement. After that initial term, the Agreement shall be automatically renewed for successive One (1) year term unless one of the Parties gives written notice of termination or modification of this Agreement to the other

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within Thirty (30) days prior to commencement of the renewal term. Any termination pursuant to this paragraph shall not relieve Hayashibara of any obligation to fill purchase orders placed with Hayashibara prior to termination. Similarly, such termination shall not relieve ABI of any obligation to Hayashibara to pay for ACM delivered by Hayashibara and any payment due hereunder prior to tell termination.

If ABI shall at any time during the initial term or any subsequent renewal term of this Agreement default in any obligation hereunder or fail to pay any payment due, and such default shall not be cured within sixty (60) days after written notice from Hayashibara to ABI specifying the nature of the default, Hayashibara may terminate this Agreement, or may demand specific performance and remedies for violation of the terms of this Agreement under applicable law.

If ABI shall be involved in financial difficulties as evidenced (a) by its commencement of a voluntary bankruptcy under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary bankruptcy; or (b) by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within Sixty (60) days after initiation of such action or petition; or (c) by its seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief, or (d) by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or (e) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property, this Agreement shall be terminated immediately.

Section 4. Orders, Shipment and Payment.

Actual quantities and delivery dates relating to ACM shall be specified in purchase orders submitted by ABI to Hayashibara, which purchase orders shall constitute firm and legally binding orders. Unless otherwise agreed in writing, Hayashibara hereunder shall accept each "individual purchase order by notifying ABI in writing its acceptance of an order within Ten (10) business days of receipt of the purchase order. Hayashibara shall ship ACM as specified in such accepted purchase orders within Thirty (30) days after Hayashibara's acceptance of a purchase order from ABI. The shipment of ACM under this Agreement shall be made on f.o.b. Kobe, Japan, unless otherwise agreed in writing. For shipment of ACM Hayashibara may arrange for a vessel or vessel space in ABI's name at ABI's cost.

Section 5. Minimum Purchase.

For the second contract year (which shall be the Twelve (12) month period commencing after the expiration of One (1) year from the date of this Agreement), ABI guarantees that it will purchase at least **** of ACM, with such amount increasing to **** for the third contract year, **** for the fourth contract year, and **** for the fifth and subsequent contract years.

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ABI agrees that the complete performance of the above minimum purchase guarantee is of essence for assuring the maintenance and continuation of this Agreement as an exclusive Supply Agreement. In the event such minimum purchases are not effected, this Agreement shall become nonexclusive; provided, however, that if the Parties shall have renegotiated an increased transfer fee pursuant to Section 2, above, and this Agreement thereafter becomes non-exclusive, Hayashibara shall not sell ACM to another party at a price less than the latest renegotiated transfer fee pursuant to Section 2, above.

Section 6. Indemnification.

ABI shall indemnify, hold harmless and defend Hayashibara from all claims, demands, payments, suits, actions and judgments brought, recovered or executed against the Parties on account of death, injury or damage sustained by any party in connection with ABI's distribution, marketing or sales of the Products under this Agreement, to the extent that such claims are the result of actions or inactions by ABI or its affiliates acting hereunder pursuant to this Section.

Hayashibara shall indemnify, hold harmless and defend ABI from all claims, demands, payments, suits, actions and judgments brought, recovered or executed against the Parties on account of death, injury or damage sustained by any party in connection with Hayashibara's manufacture or shipment of ACM under this Agreement, to the extent that such claims are the result of actions or inactions by Hayashibara.

Section 7. Confidentiality.

Each of the Parties agrees to maintain confidential and secret all information which may be disclosed or provided to it by the other and that the Parties may together subsequently acquire in relation to the Products and which is designated in writing by clearly identifiable legend as being confidential or secret in character.

Each Party's obligation to the other (to maintain confidentiality) hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's confidential information, when the recipient Party can demonstrate that such item of information:

(1) Is publicly known and available through some means other than by the recipient Party's act or omission; or

(2) Was in the recipient Party's possession prior to its disclosure by the other Party, provided that written evidence of such possession is established; or

(3) Has come into the recipient Party's possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired information lawfully and not under circumstances forbidding its disclosure.

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Neither Party will permit confidential or secret information nor any part thereof to be disclosed to third parties or to employees except on a “need-to-know” basis and each will maintain confidential or secret information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

Each Party will notify the other promptly if it has knowledge that a third party possesses confidential or secret information of the other Party related to the Products.

Section 8. Miscellaneous.

(1) Force Majeure.

The failure of Hayashibara, ABI, or any of their affiliates or sublicenses to take any act required by this Agreement if occasioned by an act of God or the public enemy, fire, explosion, perils of the sea, floods, drought, war, riot, sabotage, accident, embargo or any circumstances of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or request of any governmental officer, department or agency and whether in any case such circumstance now exists or hereafter arises, shall not subject said Party to any liability to the other.

(2) Arbitration.

The Parties hereto desire to avoid and settle without litigation future disputes that may arise between them relative to this Agreement. Accordingly, the parties agree to engage in good faith negotiations to resolve any such dispute. In the event they are unable to resolve any such dispute by negotiation, such dispute shall be submitted to arbitration as follows: If arbitration is initiated by Hayashibara, it shall be held in the State of Texas, USA, in compliance with the Commercial Arbitration Rules of the American Arbitration Association. If arbitration is initiated by ABI, it shall be held in Tokyo, Japan in compliance with the Rules of the Japan Commercial Arbitration Association. The arbitration award shall be final and binding upon the parties hereto and may be filed with and enforced by any competent court having jurisdiction to enforce said award.

(3) Communication.

Any payment, notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by certified or registered mail or by Federal Express or a similar overnight courier service, postage or delivery charge prepaid, by telex, or telephone facsimile addressed to it at its address set forth, or to such other address(es) as it may designate by written notice given to the other Party as follows:

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In case of HBL

Dr. Kunihiro Ohashi
Overseas Business Development
Hayashibara Company Ltd.
2-3 Shimoishii 1-chome
Okayama, Japan

In case of ABI

Dr. Joseph M. Cummins, President
Amarillo Biosciences, Inc.
4134 Business Park Drive
Amarillo, TX 79110

(4) Assignment or Sublicense.

This Agreement shall not be assignable by ABI to any person or entity without prior written consent of HBL, which consent shall not be unreasonably withheld in any case involving or the sale or transfer of all or substantially all of the business or assets of ABI.

The foregoing restrictions on assignment notwithstanding, ABI may contract, license, or otherwise employ one or more distributors to assist it in the sale of the Products.

(5) Amendment.

This Agreement shall not be amended, in whole or in part, without the prior written consent of the Parties.

(6) Nature of Relationship.

Nothing herein shall be construed to place the Parties in a relationship of partners or joint ventures, nor does this Agreement make either Party the agent or legal representative of the other for any purposes whatsoever. The Parties further agree that no representation shall be made by either Party that would create an apparent agency, employment, partnership or joint venture. Neither Party shall have the power express or implied, to obligate the other in any manner whatsoever.

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IN WITNESS WHEREOF, the Parties hereunto have caused this Distribution Agreement to be executed in duplicate by their duly authorized representatives as of the date first above written.

ABI	On behalf of Hayashibara
AMARILLO BIOSCIENCES, INC.	HAYASHIBARA BIOCHEMICAL LABORATORIES, INC.
By: /s/ Joseph M. Cummins	By: /s/ Yasushi Hayashibara
Joseph M. Cummins, DVM, PhD	Mr. Yasushi Hayashibara CEO